Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Lori Barker

Sr. Director, Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Reports Fiscal 2011 Second Quarter

Solid Revenue Growth; Acquisition Integrations On Track

Fremont, Calif., - June 28, 2011 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal second quarter ended May 31, 2011.

	Q2 FY11	Q2 FY10	Net Change
Revenue ($M)	$2,496	$2,033	22.8%
Operating income ($M)(1)	$54.2	$43.4	24.7%
Operating margin	2.17%	2.14%
Net income attributable to SYNNEX Corporation ($M) (2)	$31.4	$24.8	26.4%
EPS	$0.85	$0.70	21.4%

1.      Income from continuing operations before non-operating items, income taxes and noncontrolling interest includes a $1.3 million credit adjustment to contingent M&A consideration offset in part by $0.4 million for acquisition and integration expenses in the fiscal 2011 second quarter.

2.      Net income attributable to SYNNEX Corporation includes a $1.3 million credit adjustment to contingent M&A consideration offset in part by acquisition and integration expenses of $0.3 million, net of tax in the fiscal 2011 second quarter.

“The SYNNEX team delivered another quarter of solid results with strong organic revenue growth in all regions led by our North American commercial distribution business,” stated Kevin Murai, President and Chief Executive Officer. “In the second quarter, we also tracked well towards completing the integration of our recent acquisitions and in the third quarter, our main focus turns to revenue growth for these newly acquired businesses.”

Business Segment Highlights:

•

Distribution: Revenue from continuing operations was $2.46 billion, an increase of 22.5% over the prior fiscal year quarter. The acquisition of SYNNEX Infotec Corporation in Japan added $316 million to the fiscal second quarter revenue. Distribution income from continuing operations before non-operating items, income taxes and noncontrolling interest was $50.5 million, or 2.05% of distribution revenue compared with $40.5 million, or 2.01% in the prior fiscal year quarter. Fiscal Q2 2011 included $217 thousand of acquisition and integration expenses.

•

Global Business Services (GBS): GBS revenue from continuing operations was $38.8 million, an increase of 40.2% over the prior fiscal year quarter. In fiscal Q2 2011, the revenue contribution from acquisitions was $11.7 million. GBS income from continuing operations before non-operating items, income taxes and noncontrolling interest was $3.7 million, or 9.56% of GBS revenue compared with $3.0 million, or 10.80% in the prior fiscal year quarter. Fiscal Q2 2011 included $185 thousand in acquisition and integration expenses.

Fiscal 2011 Second Quarter Additional Financial Highlights:

•	The trailing fiscal four quarters ROIC increased to 10.3% for the fiscal second quarter of 2011, up from 9.5% in the prior year fiscal second quarter.

•	The cash conversion cycle was 42 days.

•	The debt to capitalization ratio was 28%.

•	Depreciation and amortization were $4.3 million and $1.8 million, respectively.

In addition, the SYNNEX Board of Directors approved an anti-dilution share repurchase program under which it will begin purchasing up to $65 million of its Common Stock over a period of up to three years for the purpose of mitigating or reducing the dilution resulting from the various employee stock incentive and employee stock purchase programs. Any stock repurchases may be made through open market and privately negotiated transactions, at times and in such amounts as management deems appropriate, including pursuant to one or more Rule 10b5-1 trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Fiscal 2011 Third Quarter Outlook:

The following statements are based on the Company’s current expectations for the third quarter of fiscal 2011. These statements are forward-looking and actual results may differ materially.

“Our third quarter profit outlook reflects investment in ramping new business that we won in GBS during the second quarter,” Mr. Murai continued. “Demand in North American distribution remains solid and market growth is returning to the more pre-recession historical norms. In Japan we are on a good path of profit growth even with the earthquake’s impact to the Japanese economy. Bottom line, we are confident in our continuing ability to exceed market growth rates and expand the profitability of SYNNEX.”

•	Revenue is expected to be in the range of $2.54 billion to $2.64 billion.

•	Net income is expected to be in the range of $32.8 million to $34.2 million.

•	Diluted earnings per share are expected to be in the range of $0.88 to $0.92.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 73138513. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until July 13, 2011.

About SYNNEX

SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our business strategy, our anti-dilution share repurchase program, market and industry growth, growth in profitability, and our revenue, net income and earnings per share, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; decrease in demand as a result of the events in Japan; market acceptance and product life of the platforms sold by companies recently acquired; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our business process outsourcing and contract assembly business; risks associated with our anti-dilution share repurchase program; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended February 28, 2011 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2011 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended May 31, 2011	Three Months Ended May 31, 2010	Six Months Ended May 31, 2011	Six Months Ended May 31, 2010
Revenue	$2,495,802	$2,032,812	$4,996,736	$3,968,850

Cost of revenue	(2,350,694)	(1,916,145)	(4,707,832)	(3,743,022)

Gross profit	145,108	116,667	288,904	225,828

Selling, general and administrative expenses	(90,546)	(73,233)	(182,760)	(143,441)
Acquisition and integration expenses	(402)	—	(1,131)	—

Income from continuing operations before non-operating items, income taxes and noncontrolling interest	54,160	43,434	105,013	82,387

Interest expense and finance charges, net	(6,269)	(3,736)	(12,438)	(7,545)
Other income (expense), net	180	(93)	1,145	1,070

Income from continuing operations before income taxes and noncontrolling interest	48,071	39,605	93,720	75,912

Provision for income taxes	(16,560)	(14,651)	(32,538)	(27,718)

Income from continuing operations before noncontrolling interest, net of tax	31,511	24,954	61,182	48,194
Income from discontinued operations, net of tax	—	—	—	75
Gain on sale of discontinued operations, net of tax	—	—	—	11,351

Net income	31,511	24,954	61,182	59,620
Net income attributable to noncontrolling interest	(110)	(110)	(60)	(117)

Net income attributable to SYNNEX Corporation	$31,401	$24,844	$61,122	$59,503

Amounts attributable to SYNNEX Corporation:
Income from continuing operations, net of tax	$31,401	$24,844	$61,122	$48,093
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	59
Gain on sale of discontinued operations, net of tax	—	—	—	11,351

Net income attributable to SYNNEX Corporation	$31,401	$24,844	$61,122	$59,503

Earnings per share attributable to SYNNEX Corporation:
Basic :
Income from continuing operations	$0.88	$0.72	$1.71	$1.41
Discontinued operations	—	—	—	0.33

Net income per common share - basic	$0.88	$0.72	$1.71	$1.74

Diluted :
Income from continuing operations	$0.85	$0.70	$1.65	$1.36
Discontinued operations	—	—	—	0.32

Net income per common share - diluted	$0.85	$0.70	$1.65	$1.68

Weighted-average common shares outstanding - basic	35,693	34,624	35,661	34,256

Weighted-average common shares outstanding - diluted	37,098	35,703	37,045	35,483

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 31, 2011	November 30, 2010
Assets
Current assets:
Cash and cash equivalents	$95,135	$88,038
Short-term investments	10,470	11,419
Accounts receivable, net	910,551	986,917
Receivable from vendors, net	120,240	132,409
Receivable from affiliates	1,799	5,080
Inventories	940,753	912,237
Current deferred tax assets	31,172	33,063
Other current assets	72,623	40,030

Total current assets	2,182,743	2,209,193

Property and equipment, net	114,350	91,995
Goodwill	176,354	139,580
Intangible assets, net	35,268	28,271
Deferred tax assets	203	605
Other assets	44,202	30,217

Total assets	$2,553,120	$2,499,861

Liabilities and equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$201,544	$245,973
Accounts payable	832,224	896,401
Payable to affiliates	154	3,195
Accrued liabilities	157,727	166,861
Income taxes payable	1,355	1,578

Total current liabilities	1,193,004	1,314,008

Long-term borrowings	84,096	9,044
Convertible debt	133,678	131,289
Long-term liabilities	55,775	49,431
Deferred tax liabilities	3,271	3,262

Total liabilities	1,469,824	1,507,034

SYNNEX Corporation’s stockholders’ equity:
Preferred stock	—	—
Common stock	36	36
Additional paid-in capital	292,120	285,406
Accumulated other comprehensive income	41,379	28,035
Retained earnings	740,315	679,193

Total SYNNEX Corporation stockholders’ equity	1,073,850	992,670
Noncontrolling interest	9,446	157

Total equity	1,083,296	992,827

Total liabilities and equity	$2,553,120	$2,499,861